UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 19, 2010, Nortel Networks Corporation announced that as part of its focus on maximizing value for its stakeholders, its principal operating subsidiary Nortel Networks Limited and Nortel Networks Technology Corporation (together, Nortel) have entered into a sale agreement with Public Works and Government Services Canada (PWGSC) for the sale of Nortel’s Ottawa Carling Campus, for a cash purchase price of CDN$208 million. The sale, targeted to close at end of year, is subject to customary closing conditions as well as approval of certain governmental authorities and of the Ontario Superior Court of Justice.

The Ottawa Carling Campus is located on 370 acres of land in Ottawa’s National Capital Commission greenbelt, and is comprised of 11 interconnected buildings totaling over 2 million square feet.

The sale agreement provides for Nortel to continue to occupy parts of the Campus for varying periods of time to facilitate Nortel’s continuing work on its global restructuring including work under the transition services agreements with the various buyers of Nortel’s sold businesses. All other existing leases will be assumed by PWGSC, including leases with buyers of Nortel’s businesses. With respect to the lease with Ciena, the purchaser of the Optical Networking and Carrier Ethernet (MEN) business, Nortel is directed by PWGSC under the sale agreement to exercise, on closing, Nortel’s early termination rights under the lease, shortening the lease from 10 years to 5 years. This will result, pursuant to the lease with Ciena, in the repayment to Ciena of US$33.5 million from the escrowed sale proceeds from the MEN sale.

The sale agreement further provides that at closing title will be delivered free and clear of all encumbrances, including the charge in favour of Nortel Networks Inc. with respect to an intercompany loan agreement, under which US$75 million is outstanding as previously announced and reported.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: October 20, 2010